Exhibit 99.2

April 14, 2017

China Rapid Finance Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Re: Certain PRC Law Matters of China Rapid Finance Limited (the “Company”)

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on PRC Laws (as defined below).

We have acted as your legal counsel on PRC Laws (as defined below) in connection with (a) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (the “ADSs”), each representing certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ADSs on the New York Stock Exchange.

The following terms as used in this opinion are defined as follows.

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Laws” means all laws, regulations, statutes, rules, decrees, guidelines, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiary” means each of, and “PRC Subsidiaries” means all of, Shanghai CRF Business Management Co., Ltd. Capital Financial Co., Ltd. Shanghai Shouhang Business Management Co., Ltd. CRF Finance Lease Co., Ltd. Shanghai CRF Financial Information Service Co., Ltd. CRF Wealth Management Co., Ltd. Haidong CRF Micro-credit Co., Ltd. Qianhai Shouhang Guarantee (Shenzhen) Co., Ltd. and Shanghai HML Asset Management Co., Ltd

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued or representations made by officials of government authorities and other public organizations and by officers and representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed below, we have assumed:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes and resolutions of or in connection with the PRC Subsidiaries as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect up to the date of the legal opinion and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	the truthfulness, accuracy and completeness of all factual statements in the documents and all other factual information provided to us by each of the Company and the PRC Subsidiaries;

(e)	the truthfulness, accuracy and completeness of the statements made by the Company, the PRC Subsidiaries and relevant government officials in response to our inquiries during the process of our due diligence for the purpose of the Offering;

(f)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(g)	that all parties other than the PRC Subsidiaries thereto have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(h)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Each PRC Subsidiary is a limited liability company under PRC Laws, duly incorporated and validly existing under the PRC Laws and has the status of an independent legal person in the PRC.

2.	The M&A Rules purports to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws, the Company is not required to obtain approval from the CSRC for listing and trading of the ADSs because (i) the controlling shareholders or controllers of the Company are not PRC domestic companies or individuals, and (ii) the wholly owned foreign invested PRC subsidiaries were established by foreign direct investment or the acquisition of a PRC domestic company before the effective date of the M&A Rules, rather than through merger or acquisition of PRC domestic companies or individuals as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.	The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

The foregoing opinion is further subject to the following qualifications:

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(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Haiwen & Partners

Haiwen & Partners

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